Exhibit 99.1

Ameresco Reports First Quarter 2024 Financial Results

Solid Execution with Growth Across All Business Lines
45% Y/Y Growth in Contracted Backlog
Over 750 MWe Ameresco Owned Energy Assets in Development
Reaffirms 2024 Guidance

First Quarter 2024 Financial Highlights:
•Revenues of $298.4 million
•Net loss attributable to common shareholders of $2.9 million
•GAAP EPS of ($0.06)
•Non-GAAP EPS of ($0.10)
•Adjusted EBITDA of $30.8 million

FRAMINGHAM, MA – May 7, 2024 – Ameresco, Inc. (NYSE:AMRC), a leading cleantech integrator specializing in energy efficiency and renewable energy, today announced financial results for the fiscal quarter ended March 31, 2024. The Company also furnished supplemental information in conjunction with this press release in a Current Report on Form 8-K. The supplemental information, which includes Non-GAAP financial measures, has been posted to the “Investors” section of the Company’s website at www.ameresco.com. Reconciliations of Non-GAAP measures to the appropriate GAAP measures are included herein. All financial result comparisons made are against the prior year period unless otherwise noted.
CEO George Sakellaris commented, “Ameresco’s strong execution during the first quarter demonstrates the early results of the actions we have taken to optimize our organization and platform to capture the significant growth opportunities ahead of us. Our new corporate structure has brought greater uniformity and scalability across our geographies and enabled faster and better project conversion and execution, which helped to drive stronger than expected revenues in the first quarter. We are also seeing the early results from our strategic focus on better win rates and improved margins in our core Federal and MUSH markets.

“While compressing execution timelines remains a priority, we continued to further build our substantial long-term visibility, achieving record levels of Project Backlog and Assets in Development and Construction in the first quarter. Our total Project Backlog exceeded $4 billion at the end of the quarter, an increase of 35% or over $1 billion from one year ago. Our success in converting awards to contracts drove a 45% increase in our contracted backlog. The Energy Asset business continued to add high return assets to our development pipeline, ending the quarter with a record 762 MWe, while also bringing 13 MWe into operation during the quarter. These metrics, along with our strong and growing O&M backlog, give the Company significant profitable revenue visibility for years to come.”

First Quarter Financial Results
(All financial result comparisons made are against the prior year period unless otherwise noted.)

(in millions)	Q1 2024			Q1 2023
	Revenue	Net Income (Loss) (1)	Adj. EBITDA	Revenue	Net Income (Loss) (1)	Adj. EBITDA
Projects	$204.3	($6.0)	$3.2	$183.2	($1.3)	$4.0
Energy Assets	$43.2	($0.5)	$21.2	$40.8	$1.1	$19.9
O&M	$25.3	$3.7	$4.8	$22.3	$0.5	$1.5
Other	$25.6	($0.1)	$1.6	$24.8	$0.7	$1.9
Total (2)	$298.4	($2.9)	$30.8	$271.0	$1.1	$27.4

(1) Net Income (Loss) represents net income (loss) attributable to common shareholders.
(2) Numbers in table may not sum due to rounding.

Total revenue increased 10.1% to $298.4 million led by 11.5% growth in Projects revenue, as faster implementation and contract conversions allowed for continued execution on our growing contracted backlog. Energy Asset revenue grew 5.9% driven by growth in operating assets placed in service, improved production and stronger RIN prices. O&M revenue increased 13.8% reflecting timing of long-term O&M contracts. Other revenue increased 3.2% primarily due to strength in our consulting business. Gross margin of 15.7% was lower than expected as higher than normal project cost adjustments during the quarter outweighed higher margins in our O&M business. SG&A decreased 4.2% due to higher labor utilization which also resulted in lower project development costs. Net loss attributable to common shareholders was $2.9 million compared to net income of $1.1 million during the same period last year driven by higher interest expenses, with GAAP and Non-GAAP EPS of ($0.06) and ($0.10), respectively. Adjusted EBITDA of $30.8 million increased 12.6%.

Balance Sheet and Cash Flow Metrics

($ in millions)	March 31, 2024
Total Corporate Debt (1)	$268.1
Corporate Debt Leverage Ratio (2)	3.0x

Total Energy Asset Debt (3)	$1,282.7
Energy Asset Book Value (4)	$1,788.6
Energy Debt Advance Rate (5)	72%

Q1 Cash Flows from Operating Activities	$20.8
Plus: Q1 Proceeds from Federal ESPC Projects	$19.6
Equals: Q1 Adjusted Cash from Operations	$40.4

8-quarter rolling average Cash Flows from Operating Activities	($13.9)
Plus: 8-quarter rolling average Proceeds from Federal ESPC Projects	$43.4
Equals: 8-quarter rolling average Adjusted Cash from Operations	$29.5

(1) Term loans and drawn amounts on the revolving line of credit on our Sr. Secured Credit Facility
(2) Debt to EBITDA, as calculated under our Sr. Secured Credit Facility
(3) Term loans, sale-leasebacks and construction loan project financings for our Energy Assets in operations and in-construction and development
(4) Book Value of our Energy Assets in operations and in-construction and development
(5) Total Energy Asset Debt divided by Energy Asset Book Value

The Company ended the quarter with $77.7 million in cash. Our total corporate debt including our term loans and drawn amounts on our revolving line of credit continued to decline to $268.1 million, with a corporate leverage ratio as calculated under our Sr. Secured Credit Facility of 3.0x, below our 3.5x bank covenant level. Our Energy Asset Debt was $1.3 billion with an Energy Debt Advance rate of 72% on the Energy Asset Book Value. Our Adjusted Cash from Operations during the quarter was $40.4 million. Our 8-quarter rolling average Adjusted Cash from Operations was $29.5 million. We are providing this number given the volatility of quarterly Adjusted Cash from Operations as it better represents our average implementation cycle. The Company’s access to attractive capital remained very strong during the quarter highlighted by numerous draws from our existing financings as well as an investment by Republic Services in the Roxana RNG plant.

($ in millions)	At March 31, 2024
Awarded Project Backlog (1)	$2,560
Contracted Project Backlog	$1,460
Total Project Backlog	$4,020
12-month Contracted Backlog (2)	$775

O&M Revenue Backlog	$1,199
12-month O&M Backlog	$88
Energy Asset Visibility (3)	$2,300
Operating Energy Assets	518 MWe
Ameresco's Net Assets in Development (4)	756 MWe

(1) Customer contracts that have not been signed yet
(2) We define our 12-month backlog as the estimated amount of revenues that we expect to recognize in the next twelve months from our fully-contracted backlog
(3) Estimated contracted revenue and incentives during PPA period plus estimated additional revenue from operating RNG assets over a 20-year period, assuming RINs at $1.50/gallon and brown gas at $3.50/MMBtu with $3.00/MMBtu for LCFS on certain projects.

(4) Net MWe capacity includes only our share of any jointly owned assets

•Ameresco’s Assets in Development ended the quarter at 762 MWe. After subtracting Ameresco’s partners’ minority interests, Ameresco’s owned capacity of Assets in Development at quarter end was 756 MWe.
•Ameresco increased net assets in development by 45 MWe in the first quarter driven by increased solar and BESS activity.
•Ameresco continued to drive significant asset activity in the state of Hawaii with the award of a 40 MWe biofuel-powered facility in Maui. This marks Ameresco’s fourth asset award with Hawaiian Electric, building on the success of Kūpono Solar, a 42 MWe AC solar and 42MWe/168MWh battery storage facility on Oahu expected to come online in Q2 2024, Pu`uloa Energy, a 99 MWe firm renewable generation facility on Oahu expected to come online in 2027, and Pu`uloa Solar, a 6MWe solar and 6MWe/30MWh battery storage facility on Oahu expected to come online in 2026.
•During the quarter Ameresco began operations of the 5.2 MWe RNG plant at Republic Services’ Brickyard Landfill.
•The education market continued to show significant activity driven by the numerous available state and federal grants and incentives to provide comprehensive solutions including energy efficiency, renewable energy and energy storage technologies.

Summary and Outlook

“Our robust first quarter results represented a strong start to the year supporting our expectations for substantial growth in 2024. Demand for our solutions continues to be strong and broad based across technologies and our diversified customer base. Additionally, our strong projects backlog metrics, together with our substantial asset portfolio and growing O&M backlog provide Ameresco with multi-year visibility on profitable revenue growth,” Mr. Sakellaris concluded.

Ameresco reaffirms its full year 2024 guidance which is included in the table below and reflects an expected revenue and Adjusted EBITDA growth of 20% and 38%, respectively, at the midpoints. The Company expects to place approximately 200 MWe of energy assets in service for all of 2024. Our expected capex for 2024 is $350 million to $400 million, the majority of which we expect to fund with project financing.

FY 2024 Guidance Ranges
Revenue	$1.60 billion	$1.70 billion
Gross Margin	17.5%	18.5%
Adjusted EBITDA	$210 million	$240 million
Interest Expense & Other	$60 million	$65 million
Non-GAAP EPS	$1.30	$1.50

The Company’s Adjusted EBITDA and Non-GAAP EPS guidance excludes the impact of redeemable non-controlling interest activity, one-time charges, asset impairment charges, changes in contingent consideration, restructuring activities, as well as any related tax impact.

We have completed performance testing and are working closely with Southern California Edison Company on the final checklist for substantial completion for two of the three projects. Commissioning activities have begun on the third project, which was significantly impacted by the heavy rainfall in California in 2023. This last site is expected to reach substantial completion in the summer of 2024.

Conference Call/Webcast Information
The Company will host a conference call today at 4:30 p.m. ET to discuss first quarter 2024 financial results, business and financial outlook and other business highlights. Participants may access the earnings conference call by pre-registering here at least fifteen minutes in advance. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investors” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for one year.
Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to adjusted EBITDA, Non- GAAP EPS, Non-GAAP net income and adjusted cash from operations, which are Non-GAAP financial measures. For a description of these Non-GAAP financial measures, including the reasons management uses these measures, please see the section following the accompanying tables titled “Exhibit A: Non-GAAP Financial Measures”. For a reconciliation of these Non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Non-GAAP Financial Measures and Non-GAAP Financial Guidance in the accompanying tables.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading cleantech integrator and renewable energy asset developer, owner and operator. Our comprehensive portfolio includes solutions that help customers reduce costs, decarbonize to net zero, and build energy resiliency while leveraging smart, connected technologies. From implementing energy efficiency and infrastructure upgrades to developing, constructing, and operating distributed energy resources – we are a trusted sustainability partner. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, utilities, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,500 employees providing local expertise in North America and Europe. For more information, visit www.ameresco.com.

Contact:	Media Relations	Leila Dillon, 508.661.2264, news@ameresco.com
	Investor Relations	Eric Prouty, AdvisIRy Partners, 212.750.5800, eric.prouty@advisiry.com
Lynn Morgen, AdvisIRy Partners, 212.750.5800, lynn.morgen@advisiry.com

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline, visibility, and backlog, as well as estimated future revenues, net income, adjusted EBITDA, Non-GAAP EPS, gross margin, effective tax rate, capital investments, other financial guidance and longer term outlook, statements about our financing plans including the status of discussion related to raising subordinated debt and our ability to finalize such a debt financing, the impact the IRA, supply chain disruptions, shortage and cost of materials and labor, and other macroeconomic and geopolitical challenges; our expectations related to our agreement with SCE including the impact of delays and any requirement to pay liquidated damages, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various important factors, including: demand for our energy efficiency and renewable energy solutions; the timing of, and ability to, enter into contracts for awarded projects on the terms proposed or at all; the timing of work we do on projects where we recognize revenue on a percentage of completion basis; the ability to perform under signed contracts without delay and in accordance with their terms and related liquidated and other damages we may be subject to; the fiscal health of the government and the risk of government shutdowns; our ability to complete and operate our projects on a profitable basis and as committed to our customers; our cash flows from operations and our ability to arrange financing to fund our operations and projects our customers’ ability to finance their projects and credit risk from our customers; our ability to comply with covenants in our existing debt agreements including the requirement to raise additional subordinated debt; the impact of macroeconomic challenges, weather related events and climate change on our business; our reliance on third parties for our construction and installation work; availability and cost of labor and equipment particularly given global supply chain challenges and global trade conflicts; global supply chain challenges, component shortages and inflationary pressures; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the output and performance of our energy plants and energy projects; cybersecurity incidents and breaches; regulatory and other risks inherent to constructing and operating energy assets the effects of our acquisitions and joint ventures; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; the addition of new customers or the loss of existing customers; market price of our Class A Common stock prevailing from time to time; the nature of other investment opportunities presented to our Company from time to time; risks related to our international operation and international growth strategy; and other factors discussed in our most recent Annual Report on Form 10-K. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

AMERESCO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,681	$79,271
Restricted cash	57,737	62,311
Accounts receivable, net	146,836	153,362
Accounts receivable retainage, net	32,158	33,826
Costs and estimated earnings in excess of billings	652,428	636,163
Inventory, net	13,076	13,637
Prepaid expenses and other current assets	118,813	123,391
Income tax receivable	4,836	5,775
Project development costs, net	22,907	20,735
Total current assets	1,126,472	1,128,471
Federal ESPC receivable	577,651	609,265
Property and equipment, net	17,170	17,395
Energy assets, net	1,788,569	1,689,424
Deferred income tax assets, net	25,677	26,411
Goodwill, net	75,311	75,587
Intangible assets, net	6,197	6,808
Operating lease assets	69,348	58,586
Restricted cash, non-current portion	12,553	12,094
Other assets	104,318	89,735
Total assets	$3,803,266	$3,713,776

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portions of long-term debt and financing lease liabilities, net	$539,201	$322,247
Accounts payable	437,240	402,752
Accrued expenses and other current liabilities	109,954	108,831
Current portions of operating lease liabilities	14,220	13,569
Billings in excess of cost and estimated earnings	61,267	52,903
Income taxes payable	398	1,169
Total current liabilities	1,162,280	901,471
Long-term debt and financing lease liabilities, net of current portion, unamortized discount and debt issuance costs	1,011,576	1,170,075
Federal ESPC liabilities	504,689	533,054
Deferred income tax liabilities, net	4,584	4,479
Deferred grant income	6,737	6,974
Long-term operating lease liabilities, net of current portion	50,710	42,258
Other liabilities	88,619	82,714

	March 31,	December 31,
	2024	2023
Redeemable non-controlling interests, net	$43,908	$46,865
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, 36,421,956 shares issued and 34,320,161 shares outstanding at March 31, 2024, 36,378,990 shares issued and 34,277,195 shares outstanding at December 31, 2023	3	3
Class B common stock, $0.0001 par value, 144,000,000 shares authorized, 18,000,000 shares issued and outstanding at March 31, 2024 and December 31, 2023	2	2
Additional paid-in capital	327,367	320,892
Retained earnings	592,947	595,911
Accumulated other comprehensive loss, net	(3,592)	(3,045)
Treasury stock, at cost, 2,101,795 shares at March 31, 2024 and December 31, 2023	(11,788)	(11,788)
Stockholders' equity before non-controlling interest	904,939	901,975
Non-controlling interests	25,224	23,911
Total stockholders’ equity	930,163	925,886
Total liabilities, redeemable non-controlling interests and stockholders' equity	$3,803,266	$3,713,776

AMERESCO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues	$298,406	$271,042
Cost of revenues	251,413	221,094
Gross profit	46,993	49,948
Earnings from unconsolidated entities	555	450
Selling, general and administrative expenses	39,555	41,301
Operating income	7,993	9,097
Other expenses, net	14,171	8,043
(Loss) income before income taxes	(6,178)	1,054
Income tax provision (benefit)	—	(503)
Net (loss) income	(6,178)	1,557
Net loss (income) attributable to non-controlling interests and redeemable non-controlling interests	3,241	(455)
Net (loss) income attributable to common shareholders	$(2,937)	$1,102
Net (loss) income per share attributable to common shareholders:
Basic	$(0.06)	$0.02
Diluted	$(0.06)	$0.02
Weighted average common shares outstanding:
Basic	52,289	51,963
Diluted	52,289	53,261

AMERESCO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(6,178)	$1,557
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation of energy assets, net	17,124	13,341
Depreciation of property and equipment	1,175	644
Increase in contingent consideration	—	121
Accretion of ARO liabilities	66	66
Amortization of debt discount and debt issuance costs	982	790
Amortization of intangible assets	539	302
Provision for bad debts	1	93
Loss on write-off of long-lived assets	—	18
Non-cash project revenue related to in-kind leases	(775)	—
Earnings from unconsolidated entities	(555)	(450)
Net (gain) loss from derivatives	(2,359)	163
Stock-based compensation expense	3,026	4,037
Deferred income taxes, net	687	(7,142)
Unrealized foreign exchange loss (gain)	806	(29)
Changes in operating assets and liabilities:
Accounts receivable	5,899	58,954
Accounts receivable retainage	1,580	2,439
Federal ESPC receivable	(26,395)	(33,736)
Inventory, net	561	608
Costs and estimated earnings in excess of billings	(7,842)	85,748
Prepaid expenses and other current assets	104	929
Income taxes receivable, net	180	6,380
Project development costs	(1,728)	(1,812)
Other assets	(1,413)	(1,903)
Accounts payable, accrued expenses and other current liabilities	23,849	(82,266)
Billings in excess of cost and estimated earnings	9,160	9,398
Other liabilities	2,323	522
Cash flows from operating activities	20,817	58,772
Cash flows from investing activities:
Purchases of property and equipment	(962)	(1,657)
Capital investment in energy assets	(105,633)	(89,787)
Capital investment in major maintenance of energy assets	(5,355)	(589)
Net proceeds from equity method investment	12,956	—
Contributions to equity method investments	(4,776)	—
Acquisitions, net of cash received	—	(9,182)
Loans to joint venture investments	—	(38)
Cash flows from investing activities	(103,770)	(101,253)
Cash flows from financing activities:
Payments of debt discount and debt issuance costs	(590)	(366)
Proceeds from exercises of options and ESPP	183	571
Proceeds from senior secured revolving credit facility, net	20,100	—
Proceeds from long-term debt financings	89,321	58,188
Proceeds from Federal ESPC projects	19,581	42,309
Net proceeds from energy asset receivable financing arrangements	4,748	4,438
Contributions from non-controlling interests	28,864	16,308
Distributions to non-controlling interest	(63)
Distributions to redeemable non-controlling interests, net	(133)	(161)
Payment on seller's promissory note	(29,441)	—
Payments on long-term debt and financing leases	(55,196)	(15,159)
Cash flows from financing activities	77,374	106,128

	Three Months Ended March 31,
	2024	2023

Effect of exchange rate changes on cash	(126)	42
Net (decrease) increase in cash, cash equivalents, and restricted cash	(5,705)	63,689
Cash, cash equivalents, and restricted cash, beginning of period	153,676	149,888
Cash, cash equivalents, and restricted cash, end of period	$147,971	$213,577

Non-GAAP Financial Measures (Unaudited, in thousands)

	Three Months Ended March 31, 2024
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income (loss) attributable to common shareholders	$(5,965)	$(496)	$3,659	$(135)	$(2,937)
Impact from redeemable non-controlling interests	—	(2,855)	—	—	(2,855)
Plus: Other expenses, net	5,656	7,246	545	724	14,171
Plus: Depreciation and amortization	995	16,847	322	674	18,838
Plus: Stock-based compensation	2,072	438	257	259	3,026
Plus: Contingent consideration, restructuring and other charges	481	16	5	86	588
Adjusted EBITDA	$3,239	$21,196	$4,788	$1,608	$30,831
Adjusted EBITDA margin	1.6%	49.1%	18.9%	6.3%	10.3%

	Three Months Ended March 31, 2023
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income attributable to common shareholders	$(1,300)	$1,149	$532	$721	$1,102
Impact from redeemable non-controlling interests	—	32	—	—	32
Plus (less): Income tax provision (benefit)	(884)	72	127	182	(503)
Plus: Other expenses, net	2,490	4,905	236	412	8,043
Plus: Depreciation and amortization	660	13,122	304	201	14,287
Plus: Stock-based compensation	2,729	607	332	369	4,037
Plus: Restructuring and other changes	337	20	7	7	371
Adjusted EBITDA	$4,032	$19,907	$1,538	$1,892	$27,369
Adjusted EBITDA margin	2.2%	48.8%	6.9%	7.6%	10.1%

	Three Months Ended March 31,
	2024	2023
Non-GAAP net (loss) income and EPS:
Net (loss) income attributable to common shareholders	$(2,937)	$1,102
Adjustment for accretion of tax equity financing fees	(27)	(27)
Impact from redeemable non-controlling interests	(2,855)	32
Plus: Contingent consideration, restructuring and other charges	588	371
(Less) Plus: Income tax effect of Non-GAAP adjustments	(153)	(96)
Non-GAAP net (loss) income	(5,384)	1,382

Diluted net (loss) income per common share	$(0.06)	$0.02
Effect of adjustments to net (loss) income	(0.04)	0.01
Non-GAAP EPS	$(0.10)	$0.03

Adjusted cash from operations:
Cash flows from operating activities	$20,817	$58,772
Plus: proceeds from Federal ESPC projects	19,581	42,309
Adjusted cash from operations	$40,398	$101,081

Other Financial Measures (Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
New contracts and awards:
New contracts	$334,533	$146,960
New awards (1)	$339,798	$472,100
(1) Represents estimated future revenues from projects that have been awarded, though the contracts have not yet been signed

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Year Ended December 31, 2024
	Low	High
Operating income (1)	$113 million	$141 million
Depreciation and amortization	$85 million	$86 million
Stock-based compensation	$14 million	$15 million
Restructuring and other charges	$(2) million	$(2) million
Adjusted EBITDA	$210 million	$240 million

(1) Although net income is the most directly comparable GAAP measure, this table reconciles adjusted EBITDA to operating income because we are not able to calculate forward-looking net income without unreasonable efforts due to significant uncertainties with respect to the impact of accounting for our redeemable non-controlling interests and taxes.

Exhibit A: Non-GAAP Financial Measures
We use the Non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These Non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these Non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Non-GAAP Financial Measures and Non-GAAP Financial Guidance in the tables above.
We understand that, although measures similar to these Non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income attributable to common shareholders, including impact from redeemable non-controlling interests, before income tax (benefit) provision, other expenses net, depreciation, amortization of intangible assets, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, energy asset impairment, restructuring and other charges, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar Non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar Non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, impact from redeemable non-controlling interests, restructuring and asset impairment charges. We define adjusted EBITDA margin as adjusted EBITDA stated as a percentage of revenue.

Our management uses adjusted EBITDA and adjusted EBITDA margin as measures of operating performance, because they do not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

Non-GAAP Net Income and EPS
We define Non-GAAP net income and earnings per share (EPS) to exclude certain discrete items that management does not consider representative of our ongoing operations, including energy asset impairment, restructuring and other charges, impact from redeemable non-controlling interest, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity. We consider Non-GAAP net income and Non-GAAP EPS to be important indicators of our operational strength and performance of our business because they eliminate the effects of events that are not part of the Company's core operations.

Adjusted Cash from Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus, we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.